September 1, 1998




Meadow Valley Corporation
4411 South 40th Street, Suite D-11
Phoenix, Arizona 85040

Gentlemen:

     We have assisted in the preparation and filing by Meadow Valley Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to 700,000 shares of $.001 par value Common Stock (the "Option Shares") of the Company issuable upon exercise of options granted under the Company's 1994 Stock Option Plan, as amended (the "Option").

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Option Shares have been duly authorized and reserved for issuance and such Option Shares, when issued in accordance with the terms of the Option against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities.

     We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection therewith.

                                               Very truly yours,


                                               Gary A. Agron